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                                                                  Exhibit 10.100


                     ___________________________________________

                              CERTIFICATE OF DESIGNATION

                                          OF

                                  SERIES A PREFERRED

                             OPERATING PARTNERSHIP UNITS

                                          OF

                             LIMITED PARTNERSHIP INTEREST

                                          OF

                                MACK-CALI REALTY, L.P.
                     ____________________________________________


                               Series A Preferred Units

          A series of 27,132 operating partnership units of Preferred Limited Partnership Interests, par value $0.001 per unit, of Mack-Cali Realty, L.P. (the "Company") shall be created and be designated "Series A Preferred Units" having the following rights and preferences:

          DESIGNATION OF SERIES A PREFERRED UNITS. The rights, preferences, powers, privileges and restrictions, qualifications and limitations granted to or imposed upon the Series A Preferred Units (referred to hereinafter sometimes as the "Designations") shall be as set forth below. The Company may issue the Series B Preferred Units pursuant to the Certificate of Designation of even date herewith ("Series B Preferred Units") and, subject to the limitations set forth below, other additional series of Preferred Units whose rights, preferences, powers, privileges and restrictions, qualifications and limitations regarding Distributions (as hereinafter defined) and/or liquidation that are either subordinate to, or pari passu with, the Designations of the Series A Preferred Units; Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Company Partnership Agreement, dated as of August 31, 1994, as amended as of January 16, 1997 and December 11, 1997 (the "Partnership Agreement"). The Partnership Agreement is on file at the principal place of business of the Company and copies will be made available on request and without cost to any unit holder of the Company so requesting.

          1.   Stated Value.  The stated value of the Series A Preferred
Units shall be one thousand dollars ($1,000.00) per unit (the "Stated Value").

          2.   Distributions.

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          (a)  Subject to Section 2(b) below, commencing from the date of initial issuance of units of Series A Preferred Units (the "Date of Issuance"), distributions (the "Distributions") on each unit of Series A Preferred Units shall be payable in arrears quarterly, in an amount equal to the greater of: (i) $16.875 or (ii) the quarterly distribution attributable to a unit of Series A Preferred Units if such unit had been converted into Common Units (as hereinafter defined), pursuant to Section 4 hereof; provided, however, that the Distribution to be made on Series A Preferred Units on the Distribution Payment Date (as defined below) immediately following the Date of Issuance shall be made on a pro rata basis based upon the number of days during that calendar quarter preceding that initial Distribution Payment Date that Series A Preferred Units were held by any holder. The Distributions shall be declared and payable whenever distributions on the Common Units are declared and paid but no less frequently than approximately once every three months (a "Distribution Payment Date"). If on any Distribution Payment Date the Company shall not be lawfully permitted under Delaware law to pay all or a portion of any such declared Distributions, the Company shall take such action as may be lawfully permitted in order to enable the Company to the extent permitted by Delaware law, lawfully to pay such Distributions. Distributions shall be cumulative from the Date of Issuance, whether or not in any Distribution period such Distribution shall be declared or there shall be funds of the Company legally available for payment of such Distributions. No Distributions shall be declared or paid on any class of Common Units or any other class or series of Preferred Units, other than Distributions declared and paid on the Series B Preferred Units and, subject to the limitations set forth in Section 6(b)(ii), such series of Preferred Units which, by the terms of such series Certificate of Designation, have rights, preferences, powers, privileges and restrictions, qualifications and limitations that are pari passu with the Series A Preferred Units (such Preferred Units hereinafter referred to as "Qualifying Preferred Units"), until all Distributions, if any, due and legally payable on the Series A Preferred Units have been paid to the holders of such units. The record date for the payment of Distributions on the Series A Preferred Units shall be the day immediately prior to each such Distribution Payment Date.

          (b) For purposes of this Certificate of Designation "Business Day" shall mean any day, excluding Saturday, Sunday and any other day on which commercial banks in New York are authorized or required by law to close.

          3. Liquidation. The Series A Preferred Units shall be preferred as to assets over any class of Common Units or other class of preferred units of the Company, other than Qualifying Preferred Units, such that in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Units shall be entitled to have set apart for them, or to be paid out of the assets of the Company, before any distribution is made to or set apart for the holders of the Common Units or other series of preferred units or any other capital interest heretofore or hereafter issued, other than Qualifying Preferred Units, an amount in cash equal to the Stated Value per unit plus any "Accrued Distributions" (as defined below) as of such date of payment. "Accrued Distributions" shall mean, as of any date of determination, an amount equal to the amount of Distributions, determined at the rate fixed for the payment of distributions on the Series A Preferred Units on such date as provided in
Section 2 hereof which would be paid on the Series A Preferred Units for the period of time elapsed from the most recent

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actual Distribution Payment Date to the date of determination; provided, however, Accrued Distributions shall not include any amounts applicable to any time period from the last regular Distribution Payment Date to the date of determination unless the date of determination is a Distribution Payment Date. If the assets or surplus funds to be distributed to the holders of the Series A Preferred Units are insufficient to permit the payment to such holders of their full preferential amount, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Units in proportion to the full preferential amount each such holder is otherwise entitled to receive.

          4.   Conversion of Series A Preferred Units.

                   The holders of Series A Preferred Units shall have the following conversion rights:

                   (i) Optional Right to Convert. Each share of Series A Preferred Units shall be convertible, at any time (with such date being referred to as the "Conversion Date") and at the Conversion Price set forth below, into fully paid and nonassessable of common units of limited partner interests of the Company ("Common Units"), at the option of the holder as set forth below ("Optional Conversion").

                   (ii) Mechanics of Conversion. Each holder of Series A Preferred Units who desires to convert the same into shares of Common Units shall provide notice to the Company in the form of the Notice of Conversion attached to this Certificate of Designation agreement pursuant to which the Series A Preferred Units were issued (a "Conversion Notice") via telecopy, hand delivery or other mail or messenger service. The original Conversion Notice and the certificate or certificates representing the Series A Preferred Units for which conversion is elected, shall be delivered to the Company by nationally recognized courier, duly endorsed. The date upon which a Conversion Notice is initially received by the Company shall be a "Notice Date."

          The Company shall use all reasonable efforts to issue and deliver within three (3) Business Days after the Notice Date, to such holder of Series A Preferred Units at the address of the holder on the books of the Company, (i) a certificate or certificates for the number of Common Units to which the holder shall be entitled as set forth herein, and (ii) if the Series A Preferred Units represented by this certificate have been converted only in part, a new certificate evidencing the Series A Preferred Units not subject to the conversion; provided that the original certificates representing the Series A Preferred Units to be converted are received by the transfer agent or the Company within three Business Days after the Notice Date and the person or persons entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Units on such date such original certificates are received. If the original certificates representing the Series A Preferred Units to be converted are not received by the transfer agent or the Company within three Business Days after the Notice Date, the Conversion Notice shall become null and void.

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                   (iii)     Conversion Price.  Each unit of Series A
Preferred Units shall be convertible into a number of Common Units or fraction of Common Units obtained pursuant to the following formula (the "Conversion Formula"):

                                   Redemption Price
                                   ----------------
                                   Conversion Price

where:

     Redemption                    for each unit of Series A Preferred Units
     Price =                       for which conversion is being elected, such
                                   unit's Stated Value, plus any Accrued
                                   Distributions;

     Conversion
     Price  =                      $34.65

                   (iv) Mandatory Conversion. At any time following the seven year six month anniversary of the date hereof (the "Mandatory
Conversion Period"), the Company may cause the conversion (a "Mandatory Conversion") of the Series A Preferred Units outstanding during the Mandatory Conversion Period into Common Units pursuant to the Conversion Formula, as set forth above; provided, however, that no such Mandatory Conversion may occur unless for any twenty (20) trading day period, within the thirty (30) consecutive trading day period immediately preceding the Mandatory Conversion Date (as hereinafter defined), the closing price of Common Stock (as hereinafter defined), as reported daily in the Wall Street Journal, equals or exceeds $34.65 (subject to adjustment pursuant to Subsection (vii) below) for each such day; provided, further, that no Mandatory Conversion may be effective with a Mandatory Conversion Date during the time between the record date for Distributions and the Distribution Payment Date for such record date.

          To effect a Mandatory Conversion, the Company shall issue to each holder of record a notice stating that the Company is effecting a Mandatory Conversion with regard to the Series A Preferred Units. Such notice shall contain a statement indicating the number of units of Series A Preferred Units subject to the Mandatory Conversion, and if less than all outstanding Series A Preferred Units are being so converted, the percentage of units of Series A Preferred Units held by each holder subject to the Mandatory Conversion. Unless otherwise agreed to by the holders of Series A Preferred Units and the Company, any such Mandatory Conversion shall be exercised by the Company on a pro rata basis among all holders of Series A Preferred Units and all holders of Series B Preferred Units. On the Mandatory Conversion Date, the certificates representing each of the Series A Preferred Units outstanding shall automatically, with no further action required by any holder or the Company, represent the number of Common Units of such holder, and such Series A Preferred Units remaining if less than all outstanding units of Series A Preferred Units were so converted, for which each Series A Preferred Unit was converted in accordance with this Section 4(iv). As promptly as practicable after the Mandatory Conversion Date, the Company shall issue and shall deliver to the holders of Series A Preferred Units subject to the Mandatory Conversion (i) a certificate representing the number of Common Units to which

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the Series A Preferred Units were converted in accordance with the provisions of this Section 4(v) and (ii) if less than all outstanding Series A Preferred Units were so converted, upon submission to the Company of the certificate or certificates representing the Series A Preferred Units held by such holder immediately prior to the Mandatory Conversion, a new certificate evidencing the Series A Preferred Units held by such holder immediately following the Mandatory Conversion (until such time as such certificate or certificates are submitted to the Company, the certificate or certificates representing the Series A Preferred Units held by a holder immediately prior to the Mandatory Conversion shall be deemed to represent the number of Series A Preferred
Units held by such holder immediately following the Mandatory Conversion). Such conversion shall be deemed to have been effected on the opening of business on the date the notice was sent by the Company to the holders of record of Series A Preferred Units (the "Mandatory Conversion Date"), and at such time the rights of the holder as holder of the converted Series A Preferred Units shall cease and the person or persons in whose name or names any certificate or certificates for Common Units shall be issuable upon such Mandatory Conversion shall be deemed to have become the holder or holders of record of the Common Units represented thereby.

                   (v) Reservation of Common Units Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued units of Common Units, solely for the purpose of effecting the conversion of the Series A Preferred Units, such number of its units of Common Units as shall from time to time be sufficient to effect the conversion of all then outstanding Series A Preferred Units; and if at any time the number of authorized but unissued units of Common Units shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Units, the Company will take such action as may be necessary to increase its authorized but unissued units of Common Units to such number of units as shall be sufficient for such purpose.

                   (vi) Adjustment to Conversion Price.

                   (a) If, prior to the conversion of all shares of Series A Preferred Units, the number of outstanding units of Common Units is increased by a unit split or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding Common Units is decreased by a combination or reclassification of units, or other similar event, the Conversion Price shall be proportionately increased.

                   (b) If prior to the conversion of all shares of Series A Preferred Units, there shall be any merger, consolidation, exchange of units, recapitalization, reorganization, or other similar event, as a result of which Common Units of the Company shall be changed into the same or a different number of securities of the same or another class or classes of units or securities of the Company or another entity, then the holders of Series A Preferred Units shall thereafter have the right to purchase and receive upon conversion of units of Series A Preferred Units, upon the basis and upon the terms and conditions specified herein and in lieu of the Common Units immediately theretofore issuable upon conversion, such units and/or securities as may be issued or payable with respect to or in exchange for the number of Common Units immediately theretofore purchasable and receivable upon the conversion of units

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of Series A Preferred Units held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interest of the holders of the Series A Preferred Units to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of Common Units issuable upon conversion of the Series A Preferred Units) shall thereafter be applicable, as nearly as may be practicable in relation to any units or securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the holders of the Series A Preferred Units such units and/or securities as, in accordance with the foregoing provisions, the holders of the Series A Preferred Units may be entitled to receive upon conversion thereof.

                   (c) If any adjustment under this subsection would create a fractional unit of Common Units or a right to acquire a fractional unit of Common Units, such fractional units shall be issued.

               D. Status of Converted Units. In the event any Series A Preferred Units shall be converted as contemplated by this Certificate of Designation, the units so converted shall be canceled, and shall not be issuable by the Company as Series A Preferred Units.

               E. Distributions on Converted Units. All distributions to be made with respect to Common Units received pursuant to an Optional Conversion of Series A Preferred Units or a Mandatory Conversion of Series A Preferred Units shall be determined as if the Common Units were received on the first Business Day following the date of the last regular distribution made with respect to the Common Units (i.e. the holders of the Common Units received upon conversion shall be entitled to the full quarterly distribution with respect to such Common Units); provided, however, that in the case of a Mandatory Conversion, if such Mandatory Conversion occurs on a date other than a Distribution Payment Date, on the Distribution Payment Date immediately following the Mandatory Conversion, the holder of Common Units received pursuant to such Mandatory Conversion shall receive a distribution equal to the greater of (i) the distribution to be received by holders of Common Units on such date (the "Common Unit Distribution") and (ii) the sum of (A) the Distribution multiplied by the quotient obtained by dividing (1) the number of days elapsed between the previous Distribution Payment Date and the Mandatory Conversion Date by (2) the total number of days elapsed between the previous Distribution Payment Date and the then current Distribution Payment Date (the "Total Conversion Period Days") and (B) the Common Unit Distribution multiplied by the quotient obtained by dividing (1) the number of days elapsed between the Mandatory Conversion Date and the then current Distribution Payment Date by (2) the Total Conversion Period Days.

          5. No Reissuance. Any shares of Series A Preferred Units exchanged, redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.

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          6.   Voting Rights.  (a) Except as otherwise specifically provided by the Revised Uniform Limited Partnership Act of the State of Delaware or as otherwise provided herein, the holders of Series A Preferred Units shall be entitled to vote on any matters required or permitted to be submitted to the holders of Common Units for their approval, and such holders of Series A Preferred Units and holders of Common Units shall vote as a single class with the holders of Series A Preferred Units having the number of votes to which they would be entitled if the Series A Preferred Units were converted into Common Units, in accordance with the Conversion Formula.

               (b) The Company shall not, without the affirmative consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of then outstanding units of the Series B Preferred Units (without the need for consent of the holders of Series A Preferred Units):

                   (i) increase or decrease (other than by conversion) the total number of authorized shares of Series A Preferred Units;

                   (ii) in any manner authorize, create or issue any additional preferred units or any class or series of capital interests, in either case (A) ranking, either as to payment of distributions or distribution of assets, equal or prior to, the Series A Preferred Units or
(B) which in any manner adversely affects the holders of units of Series A Preferred Units, or authorize, create or issue any capital interests of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, any capital interests having any such preference or priority or so adversely affecting the holders of Series A Preferred Units; provided, however, that the affirmative consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding units of the Series B Preferred Units shall not be required for issuances of Qualifying Preferred Units in an aggregate amount of less than the greater of (1) $200,000,000 in stated value and (2) ten percent (10%) of the sum of (A) the product obtained by multiplying (x) the average trading price of Common Stock (as reported daily in the Wall Street Journal) for the five (5) trading days immediately preceding the date of issuance of such Qualifying Preferred Stock, times (y) the total number of the then issued and outstanding Common Units and shares of Common Stock, including all Common Units and shares of Common Stock underlying all outstanding preferred stock, preferred units and convertible debt, which by their respective terms are convertible into either Common Units or Common Stock and (B) the aggregate value of the liquidation preference underlying any then outstanding shares of preferred stock of MC Corp. (as hereinafter defined) which, by the terms of such preferred stock, are not convertible into Common Stock, Common Units, or any security which is ultimately convertible into Common Stock or Common Units;

                   (iii) in any manner alter or change the designations or the powers, preferences or rights, or the qualifications, limitations or restrictions of the Series A Preferred Units; and

                   (iv) reclassify the Common Units or any other units of any class or series of capital interests hereafter created junior to the Series A Preferred Units into capitalization of any class or series of capital interests (A) ranking, either as to payment of

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dividends or distribution of assets equal or prior to the Series A Preferred
Units, or (B) which in any manner adversely affects the holders of Series A Preferred Units.

          7. Notice of Certain Events. If at any time, to the extent permitted hereunder the Company and/or Mack-Cali Realty Corporation, a Maryland corporation ("MC Corp.") proposes:

               (a) to pay any distribution or dividend payable in securities (of any class or classes) or any obligations, stock or units convertible into or exchangeable for Common Units or the common stock of MC Corp., par value $.01 per share ("Common Stock") upon either of their capital securities, including without limitation
          (i) Common Units or Common Stock or (ii) a cash distribution other than its customary quarterly cash distribution (collectively, an "Extraordinary Distribution");

               (b) to grant to the holders of its Common Units or Common Stock generally any rights or warrants (excluding any warrants or other rights granted to any employee, director, officer, contractor or consultant of the Company or MC Corp. pursuant to any plan approved by the general partner of the Company or the Board of Directors of the MC Corp.) (a "Rights Distribution");

               (c) to effect any capital reorganization or reclassification of capital securities of the Company or MC Corp.;

               (d) to consolidate with, or merge into, any other company or to transfer its property as an entirety or substantially as an entirety; or

               (e) to effect the liquidation, dissolution or winding up of the Company or MC Corp.,

then, in any one or more of the foregoing cases, the Company shall give, by certified or registered mail, postage prepaid, addressed to the holders of Series A Preferred Units at the address of such holders as shown on the record books of the Company, (i) at least thirty (30) days' prior written notice of the date on which the books of the Company shall close or of a record date fixed for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, at least thirty (30) days' prior written notice of the date when the same shall take place. Any notice given in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or option rights, the date on which the holders of any class of capital securities shall be entitled thereto.

          8. Payment of Extraordinary Distributions. For purposes of payment of Extraordinary Distributions and/or Rights Distributions on capital securities of the Company only, upon the declaration of such Extraordinary Distribution

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and/ or Rights Distribution to holders of Common Units, Series A Preferred
Units shall receive such Extraordinary Distribution and/or Rights
Distribution as if they had been converted to Common Units, pursuant to the Conversion Formula, as of the record date for receipt of such Extraordinary Distribution and/ or Rights Distribution.

          9. Rank and Limitations of Preferred Units. All units of Series A Preferred Units shall rank equally with each other unit of Series A Preferred Units and shall be identical in all respects.

          10. Joinder with Mack-Cali Realty Corporation Hereunder. The Company joins in the covenant of the MC Corp. set forth below.

December 11, 1997                      MACK-CALI REALTY, L.P.
                                       By: Mack-Cali Realty Corporation,
                                       its General Partner


                                        By: _____________________
                                            Name:
                                            Title:

         So long as any Series A Preferred Units are outstanding, the undersigned agrees to (i) maintain the one-to-one equivalence of a share of Common Stock and a Common Unit and (ii) not issue any capital stock which would cause any capital interest in the Partnership to be equal or senior to the Series A Preferred Units, except as set forth in Section 6(b)(ii) herein.

December 11, 1997                      MACK-CALI REALTY CORPORATION



                                       By: ______________________
                                           Name:
                                           Title:


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